Filed Pursuant to Rule 433
Registration Statement No. 333-259205

•	CUSIP: 78016HDS6
•	Trade Date: December 23, 2022
•	Settlement Date: December 29, 2022
•	Observation Date: December 26, 2023
•	Valuation Date: December 23, 2024
•	Maturity Date: December 27, 2024
•	Term: Approximately 2 years, if not automatically called
•	Reference Asset: the SPDR® S&P 500® ETF Trust (SPY)
•	Call Premium: 104.80%
•	Buffer Level: 70% of the Initial Price
•	Percentage Change of the Reference Asset:
•	Absolute Return: -1 x Percentage Change
•
Automatically callable for the Call Premium if the ETF's closing price is greater than or equal to its Initial Price on the Observation Date, which will occur approximately one year after the Trade Date.

•	If not automatically called, then at maturity:
•	If the Percentage Change is positive, receive a return equal to the Percentage Change.
•	If the Percentage Change is negative and the Final Price is greater than or equal the Buffer Level, receive a one for one positive return equal to the Absolute Return.
•	If the Percentage Change is negative and the Final Price is less than the Buffer Level, subject to 1% loss of principal amount for each 1% decline in the Reference Asset beyond the Buffer Level.
•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes are not principal protected.
•	The notes are subject to an automatic call.
•	Your notes are likely to have limited liquidity.
•	Please see the following page for important risk factor information.
•
Each investor will agree to treat the notes as a callable pre-paid cash-settled derivative contract for U.S. federal income tax purposes, as described in more detail in the product prospectus supplement.

DETERMINING THE PAYMENT AT MATURITY (IF
THE NOTES ARE NOT AUTOMATICALLY CALLED)
You will lose 1% of the principal amount for each 1% decline in the price of the Reference Asset of more than 30%. The payment at maturity per $1,000 in principal amount of the notes will be calculated as follows:
$1,000 + [$1,000 x (Percentage Change + 30%)]
In this case, you may lose up to 70% of the principal amount at maturity.

Additional Key Information:
This document is a summary of the preliminary terms of an equity linked note that Royal Bank of Canada will issue.  It does not contain all of the material terms of, or risks related to, these notes. You should read the preliminary terms supplement for the notes and the documents described above before investing. In addition, you should consult your accounting, legal and tax advisors before investing.  The preliminary terms supplement for this offering will be provided to you prior to your investment decision, and it may also be accessed here.
The notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.
You should review the preliminary terms supplement carefully prior to investing in the notes.  In particular, you should carefully review the relevant risk factors set forth therein, including, but not limited to, the following:
•	You May Lose a Substantial Portion of Your Principal Amount, Depending Upon the Performance of the Reference Asset.
•	The Notes May Be Automatically Called Prior to Maturity.
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.
•	You Will Not Have Any Rights to the Reference Asset or the Securities Held by the Reference Asset.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
•	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
•	Our Business Activities May Create Conflicts of Interest.
•	The Payment at Maturity and the Valuation Date Are Subject to Postponement if a Market Disruption Event Occurs.
RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.) ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.